Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

AXCELIS TECHNOLOGIES, INC.

FIRST. The name of the corporation is Axcelis Technologies, Inc. The name under which the corporation was originally incorporated is Eaton Semiconductor Equipment Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 21, 1995.

SECOND. This Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Section 245(b) of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation was adopted by the Board of Directors without a vote of the stockholders of the Corporation because it only restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation as heretofore amended and supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

THIRD.  The Restated Certificate of Incorporation of the Corporation is restated to read in full as follows:

1. Name. The name of the Corporation is Axcelis Technologies, Inc.

2. Registered Office and Agent. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. Purpose. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. Capitalization.

4.1. Authorized Capitalization. The total number of all shares of capital stock which the Corporation shall have the authority to issue is 105,000,000 shares consisting of: (i) 75,000,000 shares of Common Stock, par value of $0.001 per share; and (ii) 30,000,000 shares of Preferred Stock, par value of $0.001 per share.

4.2. Preferred Stock. The Corporation’s Board of Directors is hereby expressly authorized to provide by resolution or resolutions from time to time for the issue of the Preferred Stock in one or more series, the shares of each of which series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon, as shall be permitted under the DGCL and as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to the authority expressly vested in the Board of Directors hereby.

5. Period of Existence. The period of existence of the Corporation shall be perpetual.

6. Board of Directors.

6.1. Number of Directors. The number of members of the Board of Directors will be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors but (subject to vacancies) in no event may there be fewer than three directors nor more than 15 directors.

6.2. Election.   At each annual meeting of shareholders, all directors shall be elected for terms expiring at the next annual meeting of shareholders.  All directors shall serve until their respective successors shall be elected and qualified, subject to prior death, resignation, retirement or removal. In no event will a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the election, terms of office and other features of such directorships shall be governed by the terms of the vote establishing such series.

6.3. Vacancies.    Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock as to directors elected by holders of such series, any vacancy in the Board of Directors, including a vacancy resulting from the enlargement of the Board of Directors, shall be filled by the directors then in office, though less than a quorum.  A director who is elected to fill a vacancy shall be elected for a term expiring at the next annual meeting of shareholders.

6.4. Removal.    Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock as to directors elected by holders of such series, at any special meeting of the shareholders called at least in part for the purpose, any director or directors may be removed from office only (a) for cause by the affirmative vote of at least a majority of the voting power of all of the then outstanding shares of stock entitled to vote generally in the election of directors or (b) without cause by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of stock entitle to vote generally in the election of directors. The provisions of this subsection shall be the exclusive method for the removal of directors.

7. Amendments to Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

8.  Amendments to By-laws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

9. Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

10. Liability of Directors; Indemnification.

10.1. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL, as the same may be amended and supplemented. Without limiting the generality of the foregoing, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

10.2. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that such person, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The Corporation shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Corporation. The rights to indemnification and advancement of expenses conferred by this Article shall be presumed to have been relied upon by directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may enter into contracts to provide such persons with specific rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the DGCL. The Corporation may create trust funds, grant security interests, obtain letters of credit, or use other means to ensure payment of such amounts as may be necessary to perform the obligations provided for in this Article or in any such contract. Any repeal or modification of this Article 10 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

11.  Other Considerations. In addition to any other considerations which the Board of Directors, any committee thereof or any individual director lawfully may take into account in determining whether to take or refrain from taking corporate action on any matter, including making or declining to make any recommendations to the stockholders of the Corporation, the Board of Directors, any committee thereof or any individual director may in its, his or her discretion consider the long term as well as the short term best interests of the Corporation (including the possibility that these interests may best be served by the continued independence of the Corporation), taking into account and weighing as deemed appropriate the effects of such action on employees, suppliers, distributors and customers of the Corporation and its subsidiaries and the effect upon communities in which the offices or facilities of the Corporation and its subsidiaries are located and any other factors considered pertinent. This Article 11 shall be deemed to grant discretionary authority to the Board of Directors, any committee thereof and each individual director, and shall not be deemed to provide to any specific constituency any right to be considered.

12.  Special Meetings of Stockholders. The stockholders of the Corporation shall have no authority to call a special meeting of the stockholders, subject to the rights of the holders of any class or series of capital stock having a preference over the Common Stock as to dividends or upon liquidation.

13.  Action Without a Meeting.  No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting; and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

14. Additional Vote Required. Notwithstanding any other provisions of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the aggregate of the then outstanding shares of Common Stock and of any series of Preferred Stock the terms of which provide for voting on the matter together with the Common Stock as a single class shall be required to alter, amend, supplement or repeal, or to adopt any provision inconsistent with the purpose or intent of, Sections 4, 6.4(b), 12, 13 or 14 of this Article THIRD.

FOURTH: The foregoing restatement of the Certificate of Incorporation has been approved by the Board of Directors of the Corporation.

IN WITNESS WHEREOF Axcelis Technologies, Inc. has caused this Restated Certificate of Incorporation to be signed and attested this 1st day of November, 2017.

Attest: AXCELIS TECHNOLOGIES, INC

By: /s/ Lynnette C. Fallon_______By: /s/ Mary G. Puma__________

Title: SecretaryTitle: President and CEO